Exhibit 99.1

Oncothyreon Reports First Quarter 2014

Financial Results

Company to Hold Conference Call at 4:30 p.m. EDT Today

SEATTLE, WASHINGTON, May 1, 2014/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the first quarter ended March 31, 2014.

Loss from operations was $7.2 million for the first quarter ended March 31, 2014 compared with $8.0 million for the first quarter ended March 31, 2013. The decrease in loss from operations was primarily due to a $1.0 million decrease in research and development expenses for the first quarter ended March 31, 2014 compared to the first quarter ended March 31, 2013, which was partly offset by a slight increase in general and administrative expenses.

Net loss for the first quarter ended March 31, 2014 was $9.6 million, or $0.14 per basic and diluted share, compared with net loss of $8.3 million, or $0.14 per basic and diluted share, for the quarter ended March 31, 2013. The increase in net loss was primarily attributable to the difference in the change in the fair value of warrant liability, with $2.5 million in non-cash expense for the three months ended March 31, 2014, compared with $0.3 million in non-cash expense for the prior year period. In addition, the increase in loss was also due to a slight increase in general and administrative expenses that was offset by a decrease in research and development expenses.

As of March 31, 2014, Oncothyreon’s cash, cash equivalents and investments were $64.3 million, compared to $72.6 million at December 31, 2013, a decrease of $8.3 million, or 11.4 percent. The decrease was primarily attributable to $8.0 million of cash used in operations during the quarter ended March 31, 2014.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Oncothyreon currently expects operating expenses in 2014 to be lower than in 2013, which included the one-time upfront payment to Array. Oncothyreon currently expects cash used in operations in 2014 to be approximately $30 to $33 million. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, May 1, 2014 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its first quarter 2014 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100    Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2014	2013

Expenses
Research and development	$ 4,813	$ 5,799
General and administrative	2,347	2,192
Total operating expenses	7,160	7,991
Loss from operations	(7,160)	(7,991)
Other income (expense)
Investment and other income (expense), net	21	28
Change in fair value of warrant liability	(2,477)	(325)
Total other income (expense), net	(2,456)	(297)
Net loss	$ (9,616)	$ (8,288)
Net loss per share – basic and diluted	$ (0.14)	$ (0.14)
Shares used to compute basic and diluted net loss per share	70,688,243	57,216,237

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	March 31, 2014	December 31, 2013

Cash, cash equivalents and investments	$64,348	$72,562

Total assets	$69,691	$77,746

Long term liabilities	$3,712	$1,536

Stockholders’ equity	$62,694	$71,550

Common shares outstanding	70,748,677	70,673,143